Exhibit 5.1

April 30, 2026

HealthLynked Corp.

1265 Creekside Parkway, Suite 302

Naples, Florida 34108

Re: Amendment No. 1 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as your special counsel in connection with amendment No. 1 dated April 30, 2026 (the “Amendment”), to the registration statement on Form S-1 and related preliminary prospectuses (collectively, the “Registration Statement”) filed by HealthLynked Corp., a Nevada corporation (the “Company”), initially filed on February 9, 2026 (Registration No. 333-293324), with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for (i) the registration of $7,000,000 of shares (the “Underwriter Shares”) of the Company’s common stock (“Common Stock”), par value $0.0001 per share, which may be sold and issued to D. Boral Capital LLC (“Underwriter”) pursuant to an underwriting agreement in the process of being negotiated between Underwriter and the Company (“Underwriting Agreement”) and (ii) 150,000 share (the “Resale Shares”) of the Company’s Common Stock that may be sold from time to time by Evergreen Capital Management LLC (“Evergreen”) upon the conversion of amounts due under a convertible note from the Company to Evergreen in the principal amount of $240,000 issued on January 22, 2026 (the “Note”), and the exercise under the Common Share Purchase Warrant dated January 22, 2026 (the “Warrant”). Capitalized terms used in this letter and not otherwise defined shall have the meanings given to such terms in the Amendment.

You have requested our opinion as to the matters set forth below in connection with the Amendment. For purposes of rendering this opinion, we have examined the Registration Statement, the Amendment, a draft Underwriting Agreement, the Note, the Warrant, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance and registration of the Underwriter Shares and Resale Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Underwriter Shares and Resale Shares issued after the date of this letter, and that the Underwriting Agreement will not contain any term or provision that violates applicable laws. We have not verified any of these assumptions.

Snell & Wilmer | 5520 Kietzke Lane | Suite 200 | Reno, NV 89511-3041	SWLAW.COM

HealthLynked Corp. April 30, 2026 Page 2

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Underwriter Shares are duly authorized for issuance by the Company, and, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.

Based upon and subject to the foregoing, it is our opinion that the Resale Shares are duly authorized for issuance by the Company, and, when issued and paid for in accordance with the terms of the Note and the Warrant, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Amendment and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.